Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2020 Employee Stock Purchase Plan of Iovance Biotherapeutics, Inc. of our reports dated February 28, 2023, with respect to the consolidated financial statements of Iovance Biotherapeutics, Inc. and the effectiveness of internal control over financial reporting of Iovance Biotherapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Mateo, California
June 12, 2023